UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 8, 2009

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey	08520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a current report on Form 8-K, NexMed, Inc. (the “Company”) received notice from the Nasdaq Listing Qualifications Department on August 12, 2009 that it did not comply with the minimum $2.5 million in stockholders’ equity requirement for continued listing on the Nasdaq Capital Market  set forth in Nasdaq Marketplace Rule 5550(b) (the “Rule”).  As of June 30, 2009, the date of the Company’s most recently filed financial statements, the Company’s total stockholders’ equity was $1,700,553.

In accordance with its prior disclosures, the Company timely submitted to the Nasdaq staff its plan to achieve and sustain compliance with the Rule.  On October 8, 2009, the Company received a letter from the Nasdaq Listing Qualifications Department providing notification that the Nasdaq staff reviewed the Company’s submission and denied the Company’s request for continued listing on the Nasdaq Capital Market.  The Company intends to file an appeal of the Nasdaq staff’s determination with the Nasdaq Listing Qualifications Panel before the close of business on October 15, 2009.  There can be no assurance that the Nasdaq Listing Qualifications Panel will overturn the Nasdaq staff’s determination and allow the Company to remain listed.

The Company remains on notice for maintaining the minimum $1 bid requirement as set forth in Nasdaq Marketplace Rule 5550(a)(2).  However, because Nasdaq had suspended enforcement of this requirement until August 3, 2009, as of its most recent announcement on July 13, 2009, the Company now has until January 25, 2010 to meet that requirement.

A copy of a related press release, which is hereby incorporated by reference, is filed herewith as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1  Press release, dated October 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name:	Mark Westgate
Title:	Vice President and
Chief Financial Officer
Date: October 14, 2009